Exhibit 10.14

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

(By and Between Five Star Bank and Krista Snelling)

THIS Executive Supplemental Compensation Agreement (hereafter “Agreement”) is made and entered into effective as of October 1st, 2020 by and between FIVE STAR BANK (hereinafter the “Bank” or “Employer”), a bank organized and existing under the laws of the state of California, and KRISTA SNELLING, an individual residing in the State of California (hereinafter “the Executive” or “Executive”).

R E C I T A L S

WHEREAS, Executive’s experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are extremely valuable and that the assurance of Executive’s continued employment is desired for aiding in the future growth and profits of the Bank, and whereas it is in the best interests of the Bank to arrange terms of continued employment for Executive so as to reasonably ensure that Executive remains in the Bank’s employment during Executive’s lifetime or until the age of retirement;

WHEREAS, Executive is willing to be employed by the Bank provided the Bank agrees to pay certain benefits in accordance with the terms and conditions hereinafter set forth;

WHEREAS, Executive and the Bank wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to Executive;

WHEREAS, it is the intent of the parties hereto that this agreement be considered an un-funded arrangement maintained primarily to provide deferred compensation for a select group of management or highly compensated employees under Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”);

WHEREAS, Executive is fully advised of the Bank’s financial status;

NOW, THEREFORE, in consideration of the services to be performed by Executive in the future, as well as the mutual promises and covenants contained herein, Executive and the Bank agree as follows:

A G R E E M E N T

1.0              Terms and Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated below, unless the context clearly indicates otherwise. In the event any provision of this Agreement is ambiguous, then it shall be interpreted in a manner that is consistent with the Internal Revenue Code and any related notices or guidance, including but not limited to Code Section 409A. Subject to the forgoing, the terms below shall be defined as follows:

1.1              Accrued Liability Balance. For the purposes of this Agreement, the “Accrued Liability Balance” or “ALB” means the liability accrued by the Bank under Generally Accepted Accounting Principles (“GAAP”) to fund the Bank’s obligation to Executive under this Agreement. The discount rate employed shall be determined by an actuary appointed by the Bank, and such rate shall be within reasonable standards according to GAAP. Furthermore, any one of a variety of amortization methods may be used to determine the Accrual Balance; however, once chosen, the method must be consistently applied.

1.2              Administrator. The Bank shall be the plan “Administrator” and, solely for the purposes of ERISA, the “fiduciary” of this Agreement where a fiduciary is required by ERISA.

1.3              Applicable Percentage. The term “Applicable Percentage” refers to the percentage of the Executive Benefit to which Executive may be entitled based on (a) the date on which they Separate From Service with the Bank and (b) the circumstances of such Separation From Service. The actual Executive Benefit to which the Executive is entitled will be determined based on the provisions of Sections 3-5 herein. Notwithstanding the forgoing, the following chart reflects the Applicable Percentage achieved as of the specified date for the given year; however, it is the intent of the parties that a Separation From Service at any time during the calendar year shall result in a pro-rated increase in the Applicable Percentage based on completed months of employment. Subject to the forgoing, the Applicable Percentage shall be determined as follows:

DATE OF SEPARATION FROM SERVICE	APPLICABLE PERCENTAGE
Agreement Effective Date through July 3, 2021	0%
July 4, 2021	6%
July 4, 2022	11%
July 4, 2023	17%
July 4, 2024	22%
July 4, 2025	28%
July 4, 2026	33%
July 4, 2027	39%
July 4, 2028	44%
July 4, 2029	50%
July 4, 2030	56%
July 4, 2031	61%
July 4, 2032	67%
July 4, 2033	72%
July 4, 2034	78%
July 4, 2035	83%
July 4, 2036	89%
July 4, 2037	94%
July 4, 2038 and thereafter	100%

1.4              Beneficiary(ies). The term “Beneficiary(ies)” shall mean the individual(s) or entities designated to receive any Executive Benefit due or outstanding upon Executive’s death. The Beneficiary(ies) shall be designated in accordance with the provisions of Section 6.0.

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1.5              Change in Control. For the purposes of this Agreement, a “Change in Control” shall mean and shall include any of the following (and for the purposes of this provision, the term “corporation” shall mean the Bank):

A.	Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or persons acting as a group (as defined in Code Section 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. The acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the corporation.
B.	Change in the Effective Control of a Corporation. A change in the effective control of the corporation shall be deemed to occur on either of the following dates:

(i)                 The date any one person, or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(ii)               The date a majority of members of the corporation’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election.

C.	Change in the Ownership of a Substantial Portion of a Corporation’s Assets. A change in the ownership of a substantial portion of a corporation’s assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.

In addition, to constitute a Change in Control event with respect to the Executive, the Change in Control event must relate to (i) the corporation for whom the Executive is performing services at the time of the Change in Control; (ii) The corporation that is liable for the payment of the amounts described herein (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation(s) or there is a bona fide business purpose for such corporation(s) to be liable for such payment and, in either case, no significant purpose of making such corporation(s) liable for such payment is the avoidance of Federal income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii) above.

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1.6              Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7              Disability/Disabled. For the purposes of this Agreement, the Executive will be considered Disabled if it is determined, in a manner consistent with Code Section 409A, that:

A.	They are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or
B.	They are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the employee’s employer.

In the event a disability policy has been purchased by the Bank for the Executive, then the individual or entity responsible for determining such disability thereunder shall determine the Executive’s Disability under this Agreement (using the forgoing Disability definition). In the event no such disability policy exists, then the Administrator shall make a good faith determination of Disability in a manner which is consistent with Code Section 409A and utilizing the appropriate medical consultants.

1.8              Early Retirement Age. The “Early Retirement Age” shall be age Sixty-Two (62).

1.9              Effective Date. The term “Effective Date” shall mean the date identified as such in the opening paragraph of this Agreement.

1.10           ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.11          Executive Benefit. The term “Executive Benefit” shall mean the benefit amounts determined pursuant to Sections 3 through 5 (including sub-paragraphs, as applicable), reduced or adjusted to the extent: (a) required under the other provisions of this Agreement; or (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Bank; or (c) required in order for the Bank to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g. FICA, FUTA, SDI).

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1.12         Involuntary Termination/ Involuntary Separation From Service. In accordance with Code Section 409A, the terms “Involuntary Termination” or “Involuntary Separation From Service” shall mean a Separation From Service due to the independent exercise of the unilateral authority of the Bank to terminate the Executive’s services, other than due to the Executive’s implicit or explicit request, where the Executive was willing and able to continue performing services (and not as the result of Disability or a Termination for Cause).

1.13          Net Present Value. The term, “Net Present Value” (or “NPV”) shall mean the value, as of a specified date, of future cash payments due, calculated using a discount rate which is equal to that used to account for the plan (i.e., calculating the Accrued Liability Balance).

1.14          Normal Retirement and Normal Retirement Age. The term “Normal Retirement” shall mean that the Executive Separates From Service on or after attaining the “Normal Retirement Age” of Sixty-Five (65) and for reasons other than a Termination For Cause.

1.15          Remains Employed. The term “Remains Employed” shall mean that the Executive has not experienced a Separation From Service with the Bank.

1.16          Specified Employee. In accordance with Code Section 409A, the term “Specified Employee” means an employee who, as of the date of their Separation from Service, is a key employee of an employer of which any stock is publicly traded on an established securities market or otherwise. An employee is a key employee if the employee meets the requirements of section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on a specified employee identification date. If the Executive is a key employee as of a specified employee identification date, then the Executive shall be treated as a key employee for the entire twelve (12) month period beginning on the specified employee effective date.

1.17          Target Benefit Amount. The “Target Benefit Amount” shall be an annual amount equal to One Hundred Twenty-Five Thousand Dollars ($125,000).

1.18          Termination For Cause. For the purposes of this Agreement, a Termination for “Cause” shall be defined as it is in any existing Employment Agreement between the parties. In the event no such Employment Agreement exists, then a Termination for “Cause” shall be defined as a Termination because of any of the following:

A.	The Executive’s charge of or conviction by, or entry of a plea of guilty or nolo contendere in a court of competent jurisdiction, for any crime involving moral turpitude or a felony in the jurisdiction involved;
B.	The Executive’s willful refusal or negligent failure to perform their duties as required under the terms of any Employment Agreement or as required by virtue of the position held;
C.	The Executive’s gross negligence, insubordination or material violation of any duty of loyalty or fiduciary duty to the Bank or any other material misconduct on the part of Executive;
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D.	The Executive’s revocation of any approval required by the FDIC or the DBO for the Executive to perform their assigned duties and responsibilities with Bank, including without limitation, the Executive’s removal or prohibition from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act 12 U.S.C §1818 (e)(3) and (g)(1);
E.	The Executive’s material failure to comply with all applicable federal, state and local laws, regulations and/or ordinances governing their duties with the Bank, OR
F.	The Executive’s material breach of any other provision of this Agreement.

1.19          Termination For Good Reason. A termination shall be deemed to be for “Good Reason” if, after a Change of Control, the Executive Separates From Service on or after the occurrence of any of the below events and such events occur without the Executive’s consent:

A.	A material diminution in the Executive’s base compensation;
B.	A material diminution in the Executive’s authority, duties, or responsibilities;
C.	A material change in the geographic location at which the Executive must perform services (within the meaning of Treasury Regulations Section 1.409A-1(n)(2)(ii)(A)(5)), provided that in no event shall a change in geographic location of less than forty-five (45) miles be considered a material change in geographic location for purposes of this Agreement;

In the event of any of the forgoing circumstances, the Executive shall provide notice to Bank of the existence of the conditions described above within a period not to exceed ninety (90) days of the initial existence of said condition, upon the notice of which Bank must be provided a period of at least thirty (30) days during which it may remedy the condition. If the condition is not remedied within those thirty (30) days and Executive Voluntarily Terminates their employment following the initial occurrence of one or more of these conditions, then such Separation From Service shall be deemed to have been for “Good Reason”.

1.20          Termination of Employment and Separation From Service. The term “Termination of Employment” (or “Terminates Employment”) as used in this Agreement shall be used interchangeably with the term “Separation From Service” and shall be interpreted in accordance with the provisions of Code Section 409A and any related notices, guidance or regulations. Whether a Separation From Service (or Termination of Employment) has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Executive will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the employee has been providing services to the employer less than 36 months). There shall be no Separation From Service while Executive is on military leave, sick leave or other bona fide leave of absence, as long as such leave does not exceed six (6) months, or if longer, so long as Executive retains a right to reemployment with the Bank under an applicable statute or by contract.

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1.21          Voluntary Termination. The term “Voluntary Termination” shall mean a Separation From Service elected by the Executive (and distinguishable from Disability).

2.0              Scope, Purpose and Effect.

2.1              Contract of Employment. Although this Agreement is intended to provide Executive with additional incentive to remain in the employ of the Bank, this Agreement shall not be deemed to constitute a contract of employment between Executive and the Bank, nor shall any provision of the Agreement be applied to restrict or expand the right of the Bank to terminate Executive’s employment with or without Cause. This Agreement shall have no impact or effect upon any separate written employment agreement which Executive may have with the Bank, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in such employment agreement, then this Agreement (and the Bank’s obligations hereunder) shall stand separate and apart and shall have no effect on, or be affected by, the terms and provisions of any employment agreement. Unless stated otherwise, events of Termination of Employment shall be characterized, for purposes of interpreting this Agreement, in accord with the definitions herein.

2.2              Fringe Benefit. The benefits provided by this Agreement are granted by the Bank as a fringe benefit to Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

2.3              One Benefit Only. Despite any contrary provision contained in this Agreement, Executive (or their Beneficiary(ies)) may only become entitled to one (1) benefit under this Agreement, which shall be determined by the first event to occur under Sections 3 and 4 of this Agreement. The subsequent occurrence of events shall not entitle Executive or their Beneficiary(ies) to other or additional benefits under this Agreement.

3.0              Supplemental Compensation Benefit.

3.1              Separation From Service on or After the Normal or Early Retirement Age.

A.	Separation From Service on or After the Normal Retirement Age and for Any Reason Other than a termination For Cause. If Executive Separates From Service on or after attaining the Normal Retirement Age and for any reason other than a Termination For Cause, then they shall be entitled to receive an annual Executive Benefit equal to the Target Benefit Amount. This annual amount shall be paid by the Bank for Ten (10) years, in Twelve (12) substantially equal monthly installments, commencing on the first (1st) day of the first (1st) month immediately following Separation From Service and continuing until all such payments have been made (120 months).
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B.	Separation From Service on or After the Early Retirement Age (but before the Normal Retirement Age) and for Any Reason Other than a termination For Cause. If Executive Separates From Service on or after the Early Retirement Age and for any reason other than a Termination For Cause, then they shall be entitled to receive an annual Executive Benefit equal to the Applicable Percentage (as of the Separation From Service date) of the Target Benefit Amount; however, if such Separation From Service on or after the Early Retirement Age occurs after a Change in Control and is either (i) an Involuntary Termination or (ii) a Termination For Good Reason, then the Applicable Percentage shall be deemed to be One Hundred Percent (100%). The annual Executive Benefit shall be paid by the Bank for Ten (10) years, in Twelve (12) substantially equal monthly installments, commencing on the first (1st) day of the first (1st) month immediately following Separation From Service and continuing until all such payments have been made (120 months).

3.2              Separation From Service Prior to Attaining the Early Retirement Age (other than as a result of a Termination for Cause) and Absent a Change in Control. If there has been no Change in Control and Executive Separates From Service prior to attaining the Early Retirement Age (other than due to a Termination For Cause as discussed below in Paragraph 3.5), then Executive shall be entitled to receive one (1) of the following benefit amounts, depending on the circumstances addressed below:

A.	Involuntary Termination. If Executive’s Separation From Service pursuant to this Paragraph 3.2 is an Involuntary Termination prior to attaining the Early Retirement Age, then they shall receive the Accrued Liability Balance as of the date of such Separation From Service, paid in a lump sum of the first (1st) day of the first (1st) month following such Separation.
B.	Voluntary Termination. If Executive’s Separation From Service pursuant to this Paragraph 3.2 is a Voluntary Termination prior to attaining the Early Retirement Age, then they shall forfeit any and all claims to benefits under this Agreement, and neither Executive nor their Beneficiary(ies) shall be entitled to receive any benefit pursuant to the terms of this Agreement.

3.3              Separation From Service Prior to Attaining the Early Retirement Age (other then as a result of a Termination For Cause) and Following a Change in Control. If there has been a Change in Control and Executive Separates From Service prior to Attaining the Early Retirement Age (other than as a result of a Termination for Cause), then Executive shall receive one of the following Executive Benefits depending on the circumstances of such Separation From Service:

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A.	Involuntary Termination or Termination For Good Reason. If Executive’s Separation From Service pursuant to this Paragraph 3.3 is an Involuntary Termination or a Termination For Good Reason, then the Executive Benefit shall be the Applicable Percentage of the Target Benefit Amount, however, the Applicable Percentage shall be deemed increased to be what it would be on a date that is thirty-six (36) months after the actual Separation From Service date. The Net Present Value of the forgoing shall be paid in a lump sum on the first (1st) day of the first (1st) month following Separation From Service and shall be calculated assuming ten (10) years of monthly payments commencing upon Executive’s attainment of the Normal Retirement Age.
B.	Voluntary Termination. If there has been a Change in Control and Executive Separates From Service prior to Attaining the Early Retirement Age as a result of a Voluntary Termination, then Executive shall receive the Accrued Liability Balance paid in a lump sum on the first (1st) day of the first (1st) month following such Separation From Service.

3.4              Disability. If Executive becomes Disabled at any time prior to Separating From Service, then they shall receive the Accrued Liability Balance as of the date of Disability, paid in one (1) lump sum on the first (1st) day of the first (1st) month following Disability.

3.5              Termination for Cause. If Executive is Terminated for Cause at any time, then they shall forfeit any and all claims to benefits under this Agreement, and neither Executive nor their Beneficiary(ies) shall be entitled to receive any benefit pursuant to the terms of this Agreement.

4.0              Death.

A.	Death Prior to Separation From Service. In the event Executive dies prior to Separating From Service, then there are no death benefits payable under this Agreement. Any death benefits to be paid shall be pursuant to a split dollar agreement, if one exists.
B.	Death After Becoming Entitled to Receive Payment, but Prior to Receiving Any or All Such Payments. If Executive dies after becoming entitled to benefits specified under the provisions of Section 3 above but prior to receiving any or all such payments, then Executive’s designated Beneficiary(ies) shall receive the remainder of such payments in the same amount and on the same schedule as Executive would have received had they survived.

5.0              Limitations on Payments.

5.1              Code Section 409A Delay in Payment. It is the intent of the parties to comply with all applicable Internal Revenue Code Sections, including, but not limited to, Code Section 409A. Thus, any benefits payable to a Specified Employee of a publicly traded company and as a result of a Separation From Service shall be withheld for six (6) months following such Separation From Service in order to comply with Code Section 409A, when applicable. In addition, for any individual affected by this six (6) month delay in payment imposed by Code Section 409A, and when the benefit is payable in installments, the aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of Separation From Service. Monthly installment payments shall continue thereafter as called for.

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5.2              Change in Time or Form of Distributions. Executive and the Bank may amend this Agreement to change the timing or form of distributions, however any such amendment must comply with Code Section 409A, including the following limitations:

A.	A modification may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;
B.	A modification must be made at least twelve (12) months prior to the first scheduled distribution;
C.	A modification must delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;
D.	A modification may not take effect until twelve (12) months has elapsed.

5.3              Suicide or Misstatement. No benefit shall be distributed if the Executive commits suicide within two (2) years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

6.0              Beneficiary Designation.

6.1              Beneficiary Designation. Executive shall have the right, at any time and using the accompanying Beneficiary Designation Form (or any such Bank approved form), to designate any person or persons as their Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Agreement shall be paid in the event of their death prior to complete distribution to the Executive of the benefits due. Each Beneficiary designation shall be in a written form and will be effective only when filed with the Bank during Executive’s lifetime.

In addition to the forgoing, a divorce will automatically revoke the portion of a Beneficiary Designation Form designating the former spouse as a Beneficiary. The former spouse will be a Beneficiary under this Agreement only if a new such Beneficiary Designation Form naming the former spouse as a Beneficiary is filed after the date the dissolution decree is entered.

6.2              Amendments to Beneficiary Designation. Any Beneficiary Designation Form may be changed by Executive without the consent of any designated Beneficiary by the filing of a new Beneficiary Designation Form with the Bank. The filing of a new Beneficiary Designation Form will cancel all Beneficiary designations previously filed. If an Executive’s compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

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6.3              No Beneficiary Designation. In the absence of a valid or effective Beneficiary Designation Form, or if all stated Beneficiaries predecease Executive or die prior to complete distribution of the Executive Benefit, then Executive’s designated Beneficiary(ies) shall be deemed to be Executive’s estate.

6.4              Doubt as to Beneficiary or Payment to a Minor or an Incompetent Person. If there is a doubt as to the proper Beneficiary to receive payments pursuant to this Agreement, or payment is to be made to a minor or an incompetent person, then the Bank shall have the right to withhold such payments until this matter is resolved or until proof of guardianship or legal capacity is established.

6.5              Effect of Payment to the Beneficiary. Payment to the deemed Beneficiary(ies) shall fully and completely discharge the Bank from all further obligations under this Agreement.

7.0              Right to Determine Funding Methods. The Bank reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to Executive, under the terms of this Agreement. In the event that the Bank elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Bank shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Bank further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Section 8.0 below, Executive shall have no right, title or interest in or to any funding source or amount utilized by the Bank pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Bank’s obligations pursuant to this Agreement. In connection with the foregoing, Executive agrees to execute such documents and undergo such medical examinations or tests which the Bank may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Bank’s acquisition of any policy of insurance or annuity.

8.0              Status as an Unsecured General Creditor. Except as provided below in this Paragraph, Executive agrees that: (i) Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of Executive (other than in a rabbi trust) or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

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Notwithstanding provisions (i) through (v) above, the Bank and Executive acknowledge and agree that, in the event that the Bank signs a definitive agreement calling for a transaction that would result in a Change in Control, upon request of the Executive, or in the Bank’s discretion if the Executive does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the change in control, a rabbi trust or multiple rabbi trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate, in compliance with applicable provisions of the Code, and, pursuant to the Trusts, the Bank shall promptly make contributions and/or transfer assets to the Trusts which facilitate and are appropriate to the discharge of the Trusts’ obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

9.0              Opportunity To Consult With Independent Advisors. The Executive acknowledges that they have been afforded the opportunity to consult with independent advisors of their choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted under the terms of this Agreement and the (i) terms and conditions which may affect Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances Executive acknowledges and agrees shall be the sole responsibility of Executive notwithstanding any other term or provision of this Agreement. Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Executive and further specifically waives any right for themself, and their heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described herein. Executive further acknowledges that they have read, understood and hereby consent to all of the terms and conditions of this Agreement, and that they enter into this Agreement with a full understanding of its terms and conditions.

10.0          Claims Procedure.

10.1          Named Fiduciary and Plan Administrator. As provided above, the Administrator of this plan shall be the Bank until its removal by the board of directors. As Administrator, the Bank shall be responsible for the management, control and administration of the Executive Supplemental Compensation Agreement as established herein. The Administrator may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

10.2          Claims Procedure. In the event a dispute arises over the benefits under this Agreement and benefits are not paid to Executive (or to Executive’s Beneficiary[ies]) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator named above in accordance with the following procedures:

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A.	Written Claim. The claimant may file a written request for such benefit to the Administrator.
B.	Claim Decision. Upon receipt of such claim, the Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

If the claim is denied in whole or in part, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)                 The specific reasons for the denial;

(ii)               The specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)             A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)             Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and

(v)               A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.	Request for Review. Within sixty (60) days after receiving notice from the Administrator that a claim has been denied (in part or all of the claim), then claimant (or their duly authorized representative) may file with the Administrator, a written request for a review of the denial of the claim.

The claimant (or their duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

D.	Decision on Review. The Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision.
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In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)                 The specific reasons for the denial;

(ii)               A reference to the specific provisions of the Agreement on which the denial is based;

(iii)             A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(iv)             A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

E.	Special Timing Rules for Disability Claims. In the event a claim above is a claim for disability benefits, then the applicable time periods for notifying claimants regarding benefits determinations shall be reduced as required by 29 CFR 2560.503-1 (I.e., (a) the ninety (90) day response time with the possibility of a ninety (90) day extension in Paragraph 10.2B above shall be shortened to a forty-five (45) day response time with the possibility of a thirty (30) day extension, and (b) the sixty (60) day response time with the possibility of a sixty (60) day extension in shall be shortened to a forty- five (45) day response time with the possibility of a forty-five (45) day extension). In addition, in the event of a disability claim, the Bank shall identify any medical or vocational expert whose advice was obtained by the Plan in connection with the initial benefit determination, without regard to whether the advice was relied upon. If the review is from an adverse benefit determination that was based in whole or in part on a medical judgment, the Bank shall consult with a health care professional that has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither the individual who was consulted in connection with the adverse benefit determination that is under review nor the subordinate of such individual. Any review of the denial of a claim made on account of disability shall be conducted by a person or persons who neither had any part in the initial benefit determination nor are subordinates of the persons who did.
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10.3          Notice. Any notice required or permitted of either Executive or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third (3rd) day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:	Five Star Bank
3100 Zinfandel Drive
Suite 650
Rancho Cordova, CA 95670.
Attention: Corporate Secretary

If to Executive:	Last known address provided to the Bank.

10.4          Confidential/Non-Disclosure Clause. Unless disclosure is otherwise required by legal or regulatory requirements, Executive shall keep the existence of this Agreement and all terms hereof (including, without limitation, the amount of any benefits received hereunder) strictly confidential. Executive shall keep this Agreement in a secure, private location and shall use their best efforts to prevent this Agreement from being seen by others, including, without limitation, co-workers.

11.0          Amendments and Termination

11.1          Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

11.2          Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. The benefit shall be the entire amount accrued by the Bank with respect to the Bank’s obligations hereunder as of the date this Agreement is terminated. Except as provided in Paragraph 11.3 below, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest permissible distribution event.

11.3          Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Paragraph 11.2 above, if the Bank terminates this Agreement in the following circumstances:

A.	Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so that Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;
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B.	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or
C.	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-l (c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the entire amount accrued by the Bank with respect to the Bank’s obligations hereunder, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

12.0          Miscellaneous.

12.1          Assignment. Executive shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of the Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by Executive; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void.

12.2          Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of Executive and the Bank. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

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12.3          Non-waiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

12.4          Partial Invalidity/Severability. If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, illegal, void, or unenforceable, then such term, provision, covenant, or condition shall be deemed ineffective and unenforceable and shall be deemed separable from the remaining provisions of this Agreement. Further, such determination shall not render any other term, provision, covenant or condition invalid, illegal, void or unenforceable, and the remaining terms, provisions, covenants, and conditions of the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

12.5          Entire Agreement. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party with respect to the terms of this Agreement. Executive and the Bank understand, acknowledge and agree that Executive and the Bank have entered into other agreements that contain either change-in-control terms or restrictive covenants, including without limitation the Executive Employment Agreement. The parties understand, acknowledge and agree that the terms of this Agreement are not intended by Executive or the Bank, and shall not be interpreted by any party, court or arbitrator, to supersede, modify, amend, change, negate, cancel or render null or void any other terms or restrictive covenants between the parties contained in any such other agreements (or any amendments or restatements thereof). This Agreement shall be separate and independent from any other agreement by and between the Bank and Executive.

12.6          Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative.

12.7          Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

12.8          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

12.9          Governing Law. The laws of the State of California, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Bank, shall govern the validity, interpretation, construction and effect of this Agreement.

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12.10      Gender. Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

12.11      Effect on Other Bank Benefit Plans. Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

12.12      Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

12.13      Alternative Action. In the event it shall become impossible for the Bank or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or the Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

12.14      Deduction Limitation on Benefit Payments. Subject to the requirements of Code Section 409A, if the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section l62(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

12.15      Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

FIVE STAR BANK

/s/ James Beckwith	Date:	9/28/2020
Signature & Title

/s/ Krista Snelling	Date:	9/28/2020
Executive- Signature

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BENEFICIARY DESIGNATION FORM

FOR THE EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

Executive: __________________

I.	PRIMARY DESIGNATION

(You may refer to the beneficiary designation information prior to completion of this form.)

A.	Person(s) as a Primary Designation:

(Please indicate the percentage for each beneficiary.)

Name		Relationship		/	%

Address:
	(Street)	(City)	(State)	(Zip)

Name		Relationship		/	%

Address:
	(Street)	(City)	(State)	(Zip)

Name		Relationship		/	%

Address:
	(Street)	(City)	(State)	(Zip)

Name		Relationship		/	%

Address:
	(Street)	(City)	(State)	(Zip)

B.	Estate as a Primary Designation:

My Primary Beneficiary is The Estate of ______________________________________________as set forth in the last will and testament dated the __________day of __________, ____________and any codicils thereto.

C.	Trust as a Primary Designation:

Name of the Trust: ____________________________________________________________________

Execution Date of the Trust: _________/ ________/ _________

Name of the Trustee: __________________________________________________________________

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Beneficiary(ies) of the Trust (please indicate the percentage for each beneficiary):

Is this an Irrevocable Life Insurance Trust?____________Yes____________No

(If yes and this designation is for a Split Dollar agreement, an Assignment of Rights form should be completed.)

II.	SECONDARY (CONTINGENT) DESIGNATION

A.	Person(s) as a Secondary (Contingent) Designation:

(Please indicate the percentage for each beneficiary.)

Name		Relationship		/	%

Address:
	(Street)	(City)	(State)	(Zip)

Name		Relationship		/	%

Address:
	(Street)	(City)	(State)	(Zip)

Name		Relationship		/	%

Address:
	(Street)	(City)	(State)	(Zip)

Name		Relationship		/	%

Address:
	(Street)	(City)	(State)	(Zip)

B.	Estate as a Secondary (Contingent) Designation:

My Secondary Beneficiary is The Estate of_________________________________________________as set

forth in my last will and testament dated the____________day of __________, ___________ and any codicils thereto.

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C.	Trust as a Secondary (Contingent) Designation:

Name of the Trust:

Execution Date of the Trust: ___/___/___

Name of the Trustee:

Beneficiary(ies) of the Trust (please indicate the percentage for each beneficiary):

All sums payable under the Executive Supplemental Compensation Agreement by reason of my death shall be paid to the Primary Beneficiary(ies), if he or she survives me, and if no Primary Beneficiary(ies) shall survive me, then to the Secondary (Contingent) Beneficiary(ies). This beneficiary designation is valid until I notify the bank in writing.

Executive	Date

NOTE*** IF YOU RESIDE IN A COMMUNITY PROPERTY STATE (CALIFORNIA, ARIZONA, IDAHO, LOUISIANA, NEVADA, NEW MEXICO, TEXAS, WASHINGTON OR WISCONSIN), AND YOU ARE DESIGNATING A BENEFICIARY OTHER THAN YOUR SPOUSE, THEN IT IS RECOMMENDED THAT YOUR SPOUSE SIGN THE BENEFICIARY DESIGNATION FORM BELOW.

I am aware that my spouse, the above-named Executive, has designated someone other than me to be the beneficiary and waive any rights I may have to the proceeds of such insurance under applicable community property laws. I understand that this consent and waiver supersedes any prior spousal consent or waiver under this plan and applies only to this Beneficiary Designation Form.

Spouse Signature:________________________________                     Date:___________________

Witness (other than insured) :________________________________________

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